Exhibit 4.05

SCANA Corporation
Long-Term Equity Compensation Plan

Effective February 19, 2015

SCANA Corporation
Long-Term Equity Compensation Plan

Effective February 19, 2015

Section 1. Establishment, Objectives and Duration

1.1     Establishment of the Plan.

(a)     SCANA Corporation, a South Carolina corporation ("SCANA"), hereby establishes this incentive compensation plan to be known as the "SCANA Corporation Long-Term Equity Compensation Plan" (the "Plan"). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units to Eligible Employees.

(b)     The Plan became effective on February 19, 2015 (the "Effective Date"), which is the date the Board initially approved the Plan. Notwithstanding the foregoing, the following limitations apply to Awards that are granted prior to the approval of the Plan by SCANA's shareholders in accordance with applicable law and listing requirements ("Shareholder Approval"):

(i)     Any Award that is designed to qualify for the Performance-Based Exception and that is granted to a Covered Employee will be granted contingent on Shareholder Approval prior to the date of vesting and/or payout of the Award;

(ii)     No Awards of Restricted Stock may be granted; and

(iii)     No Awards may be granted that may be settled in Shares unless such Awards are granted contingent on Shareholder Approval prior to the date of vesting and/or payout of the Award.

1.2     Objectives of the Plan. The objectives of the Plan are to (a) optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company's goals and that align the personal interests of Participants to those of SCANA's shareholders; (b) provide Participants with an incentive for excellence in individual performance; and (c) promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the Company's success.

1.3     Duration of the Plan. The Plan will become effective on the Effective Date and will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 15, until the earlier of February 19, 2025, or until all Shares available for issuance under the Plan have been issued, purchased or acquired according to the Plan's terms. In no event may an Award be granted under the Plan more than ten years after the Effective Date.

Section 2. Definitions

Whenever used in the Plan, the following terms will have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized:

2.1     "Award" means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units.

2.2    "Award Agreement" means an agreement entered into between SCANA and each
Participant setting forth the terms and conditions applicable to Awards.

2.3     "Beneficial Owner" or "Beneficial Ownership" will have the meaning ascribed to the term in Rule 13d-3 under the Exchange Act.

2.4     "Board" means the Board of Directors of SCANA.

2.5     "Cause" means:

(a)     Willful and continued failure by a Participant to substantially perform his or her duties with the Company after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to resume substantial performance of his or her duties on a continuous basis within 14 days of receiving such demand;

(b)     The willful engaging by a Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(c)     A Participant's conviction of a felony or conviction of a misdemeanor that impairs his or her ability substantially to perform his or her duties with the Company.

For purposes of this Section 2.5, no act, or failure to act, on a Participant's part will be deemed "willful" unless done, or omitted to be done, by a Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company.

2.6    "Change in Control" means a change in control of SCANA of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, whether or not SCANA is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control will be deemed to have occurred if:

(a)     Any Person is or becomes the Beneficial Owner, directly or indirectly, of25% or more of the combined voting power of the outstanding shares of capital stock of SCANA;

(b)     During any period of two consecutive years, there ceases to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new Directors whose election by the Board or nomination for election by SCANA's shareholders was approved by a vote of at least two-thirds (2/3rds) of the Directors then still in office who either were

Directors at the beginning of the period or whose election or nomination for election was previously so approved;

(c)     The consummation of a merger or consolidation of SCANA with any other corporation, other than a merger or consolidation that would result in the voting shares of capital stock of SCANA outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least 80% of the combined voting power of the voting shares of capital stock of SCANA or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of SCANA approve a plan of complete liquidation of SCANA or an agreement for the sale or disposition by SCANA of all or substantially all of SCANA's assets; or

(d)     The consummation of the sale of the stock of any subsidiary of SCANA designated by the Board as a "Material Subsidiary"; or the shareholders of SCANA approve a plan of complete liquidation of a Material Subsidiary or an agreement for the sale or disposition by SCANA of all or substantially all of the assets of a Material Subsidiary; provided that any event described in this subsection will represent a Change in Control only with respect to a Participant who has been exclusively assigned to the affected Material Subsidiary.

2.7     "Code" means the Internal Revenue Code of 1986, as amended.

2.8     "Committee" means any committee appointed by the Board to administer Awards to Employees, as specified in Section 3. Any such committee will be comprised entirely of Directors who satisfy the "outside director" requirements of Code Section 162(m) and who are "Non-Employee Directors" as defined in Rule 16b-3 under the Exchange Act.

2.9     "Company" means SCANA and all of its Subsidiaries.

2.10 "Covered Employee" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m).

2.11 "Director" means any individual who is a member of the Board.

2.12 "Disability" will have the meaning ascribed to that term in the Participant's governing long term disability plan, or if no such plan exists, by the Committee, except as otherwise provided in an Award Agreement.

2.13 "Effective Date" will have the meaning ascribed to that term in Section 1.1.

2.14 "Eligible Employee" means an Employee who is anticipated to be a significant contributor to the success of the Company as determined by the Committee upon or without the recommendation of officers of the Company.

2.15 "Employee" means any employee of the Company. Directors who are employed by the
Company will be considered Employees under the Plan.

2.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.17 "Fair Market Value" will be determined on the basis of the closing sale price of a Share on the principal securities exchange on which the Shares are traded on the relevant date or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, except that as to the cashless exercise of Nonqualified Stock Options pursuant to Section 6.6, the "Fair Market Value" of Shares for determining the compensation amount recognized by the Participant will be the actual trade price on the principal securities exchange of Shares sold to provide cash to Participants.
2.18 "Freestanding SAR" means a SAR that is granted independently of any Option, as described in Section 7.
2.19 "Good Reason" means, without the Participant's written consent, the occurrence after a
Change in Control of the Company of any one or more of the following:

(a)	A material diminution in the Participant's base salary;

(b)	A material diminution in the Participant's authority, duties, or responsibilities;

(c)
A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a Company officer or Employee instead of reporting directly to the Board;

(d)	A material diminution in the budget over which the Participant retains authority;

(e)	A material change in the geographic location at which the Participant must perform the services; and

(f)	Any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services.
Provided, however, that the Participant must give written notice to the Company within 30 days of the initial existence of any of the foregoing conditions that gives rise to Good Reason, the Company will have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, the Participant's employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Participant's continued employment will not constitute a waiver of the Participant's rights with respect to any circumstance constituting Good Reason under this Award Agreement.
2.20 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Section 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.
2.21 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Section 6 that is not intended to meet the requirements of Code Section 422.
2.22 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.
2.23 "Option Price" means the price at which a Share may be purchased by a Participant upon exercise of an Option.

2.24 "Participant" means an Eligible Employee who has been granted an Award or who has outstanding an Award.

2.25 "Performance-Based Exception" means the performance-based compensation exception from the tax deductibility limitations of Code Section 162(m).

2.26 "Performance Share" means an Award granted to a Participant, as described in Section 10, which will have an initial value equal to the Fair Market Value of a Share on the date of grant.

2.27 "Performance Unit" means an Award granted to a Participant, as described in Section 10, which will have an initial value that is established by the Committee on the date of grant.

2.28 "Person" will have the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in
Section 13(d) of the Exchange Act.

2.29 "Restricted Stock" means an Award of Shares granted to a Participant under Section 8.

2.30 "Restricted Stock Unit" or "RSU" means an Award granted to a Participant under Section 9 that represents a notional investment equivalent to one Share and, as a result, a Participant does not acquire any form of voting or other right attributable to an actual Share.

2.31 "Restriction Period" means the period during which the transfer of Shares of Restricted Stock is limited in some way (e.g., based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), or the vesting of RSUs is subject to the continuation of the Participant's employment with the Company, and the Shares of Restricted Stock or RSUs, as applicable, are subject to a substantial risk of forfeiture, as provided in Section 8 and Section 9.

2.32 "Retirement" means a Termination of Employment of a Participant on or after the date that the Participant has both reached age 55 and completed at least 20 years of Vesting Service (as defined in the SCANA Corporation Retirement Plan), or on or after the date that the Participant has reached age 65, except as otherwise provided in an Award Agreement.

2.33 "Shares" means the shares of common stock of SCANA.

2.34 "Stock Appreciation Right" or "SAR" means an Award under Section 7, which is granted alone or in connection with a related Option and designated as a SAR.

2.35 "Subsidiary" means any corporation, partnership, joint venture, or other entity in which
SCANA has a majority voting interest.

2.36 "Tandem SAR" means a SAR that is granted under Section 7 in connection with a related Option, the exercise of which will require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR will similarly be canceled).

2.37 "Termination of Employment" means, subject to the terms of Section 20 as applicable to a
Section 409A Covered Award (as defined in Section 20), a termination of the Participant's employment with the Company, including, without limitation, a termination of the Participant's employment that occurs as a result of a corporate transaction pursuant to which the Participant's employer ceases to be a Subsidiary, except as otherwise provided by the Committee.

Section 3. Administration

3.1    General. The Committee shall administer the Plan. The members of the Committee will be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee will have the authority to delegate administrative duties to officers of the Company.

3.2    Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Bylaws of SCANA, and subject to the terms of the Plan, the Committee will have full power and authority to: (a) select Eligible Employees who will participate in the Plan; (b) determine the sizes and types of Awards; (b) determine the terms and conditions of Awards in a manner consistent with the Plan; (c) construe and interpret the Plan, any Award Agreement, and any agreement or instrument entered into under the Plan; (d) establish, amend, or waive rules and regulations for the Plan's administration; and (e) subject to the terms of Section 15, amend the terms and conditions of any outstanding Award, including, without limitation, to accelerate the time or manner of vesting of Awards. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the
Plan and all related orders and resolutions of the Committee will be final, conclusive and binding on all persons, including, without limitation, SCANA, its shareholders, Directors, Eligible Employees, Participants and their estates and beneficiaries.

Section 4. Shares Subject to the Plan and Maximum Awards

4.1    Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2, the number of Shares reserved for issuance under the Plan will be 5,000,000 Shares, which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of SCANA or both; provided, however, that no more than 1,000,000 Shares may be granted in the form of Restricted Stock and no more than 5,000,000 Shares may be granted in the form of lncentive Stock Options.
Subject to any increase or decrease pursuant to Section 4.3, the following limitations apply to grants of
Awards under the Plan:

(a)     Options: The maximum aggregate number of Shares subject to Options that may be granted in any one calendar year to any one single Participant will be 300,000 Shares.

(b)     SARs: The maximum aggregate number of Shares subject to SARs that may be granted in any one calendar year to any one single Participant will be 300,000 Shares.

(c)     Restricted Stock and RSUs: The maximum aggregate grant with respect to Awards of Restricted Stock and Restricted Stock Units that may be granted in any one calendar year to any one Participant will be 150,000 Shares or the value of 150,000 Shares, taking into account all grants of Restricted Stock and Restricted Stock Units.

(d)     Performance Shares: The maximum aggregate payout (determined as of the end of the applicable Performance Period (as defined in Section 10.3)) with respect to Awards of Performance Shares that may be granted in any one calendar year to any one Participant will be equal to the value of 200,000 Shares.

(e)     Performance Units: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Awards of Performance Units that may be granted in any one calendar year to any one Participant will be equal to $1,000,000.

4.2     Adjustments for Awards and Payouts.

(a)     Unless otherwise determined by the Committee, the following Awards and payouts will reduce, on a one-for-one basis, the number of Shares available for issuance under the Plan: (i) an Award of an Option; (ii) an Award of a SAR (except a Tandem SAR); (iii) an Award of Restricted Stock; (iv) a payout of a Performance Share Award in Shares; and (v) a payout of a Performance Unit Award in Shares.

(b)     Unless a Participant has received a benefit of ownership such as dividend or voting rights with respect to an Award, the following transactions will restore, on a one-for-one basis, the number of Shares available for issuance under the Plan: (i) a payout of a SAR, Tandem SAR, or Restricted Stock Award in the form of cash; and (ii) a cancellation, termination, expiration, forfeiture or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award payable in Shares.

(c)     For the avoidance of doubt, a payout of a SAR in the form of Shares will not restore the number of Shares available for issuance under the Plan under Section 4.2(b). Consequently, the total number of Shares underlying a SAR that is settled in the form of Shares, regardless of whether the Shares underlying the SAR are actually issued to the Participant as a result of net settlement of the SAR, will reduce, on a one-for-one basis, the number of Shares available for issuance under the Plan under Section 4.2(a).

4.3     Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of SCANA, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of SCANA, adjustments will be made in the number and class of
Shares that may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards, and in the Award limits set forth in Section 4.1, all as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award will always be a whole number.

Section 5. Eligibility and Participation

5.1     Eligibility. Persons eligible to participate in the Plan are those Employees who the
Committee designates as Eligible Employees. In no event, however, will any ISOs be granted to any person who owns more than 10% of the total combined voting power of all classes of stock of
SCANA.

5.2     Actual Participation. Subject to the terms of the Plan, the Committee may, from time to time, select in its sole and broad discretion, upon or without the recommendation of officers of the Company, from all Eligible Employees, those to whom Awards will be granted and shall determine the nature and amount of each Award.

Section 6. Options

6.1    Grant of Options. Subject to the terms of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as determined by the Committee.

6.2     Award Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the Option Price, the term and expiration date of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee determines. The Award Agreement also will specify whether the Option is intended to be an ISO or an NQSO.

6.3    Option Price. The Option Price for each grant of an Option will be at least equal to 100%
of the Fair Market Value of a Share on the date the Option is granted.

6.4     Duration of Options. Each Option will expire at such time as the Committee determines at the time of grant; provided, however, that no Option will be exercisable later than the tenth anniversary after the date the Option is granted.

6.5     Exercise of Options. Options will vest and be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that no Option (or portion of an
Option) will vest and be exercisable earlier than one year after the date of grant, subject to acceleration of vesting and exercisability, as may be specified by the Committee in its sole discretion in the terms of any Option Award Agreement upon the occurrence of a specified event.

6.6     Payment of Option Price and Delivery of Shares upon Exercise.

(a)     Options may be exercised by the delivery of a written notice of exercise to SCANA, setting forth the number of Shares with respect to which the Option is to be exercised and accompanied by full payment for the Shares.

(b)     The Option Price upon exercise of any Option will be payable to SCANA in full either: (i) in cash or its equivalent; (ii) if permitted by the Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total
Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Price); or (iii) if permitted by the Award Agreement, by a combination of (i) and (ii). The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means that the Committee determines to be consistent with the Plan's purpose and applicable law.

    (c)    Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, SCANA shall deliver to the Participant, in the
Participant's name, certificates evidencing the number of Shares purchased under the Option.

6.7     Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed or traded, and under any blue sky or state securities laws applicable to the Shares.

6.8     Termination of Employment. Each Participant's Option Award Agreement will set forth the extent to which the Participant will have the right to exercise the Option following the Participant's Termination of Employment. Such provisions will be determined in the sole discretion of the Committee, will be included in the applicable Award Agreement, need not be uniform among all Options or for all Participants, and may reflect distinctions based on the reasons for the Participant's Termination of Employment.

6.9     Nontransferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant will be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Section 7. Stock Appreciation Rights

7.1     Grant of SARs.

(a)     Subject to the terms of the Plan, SARs may be granted to Participants at any time and from time to time as determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SARs. The Committee will have complete discretion in determining the number of Shares underlying SARs granted to each Participant (subject to Section 4) and, consistent with the terms of the Plan, in determining the terms and conditions pertaining to SARs.

(b)     The grant price of a Freestanding SAR will equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs will equal the Option Price of the related Option.

7.2     Exercise of Tandem SARs.

(a)     Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

(b)     Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the Option Price of the underlying ISO and the Fair

Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised;
and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3     Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and describes in the applicable Award Agreement; provided, however, that no Freestanding SAR (or portion of a
Freestanding SAR) will vest and be exercisable earlier than one year after the date of grant, subject to acceleration of vesting and exercisability, as may be specified by the Committee in its sole discretion in the terms of any SAR Award Agreement upon the occurrence of a specified event.

7.4     SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the grant price, the term of the SAR, and such other terms as the Committee determines.

7.5     Term of SARs. The term of a SAR granted under the Plan will be determined by the
Committee, in its sole discretion; provided, however, that such term will not exceed ten years.

7.6     Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination of cash and Shares. The Committee's determination regarding the form of SAR payout will be set forth in the applicable Award Agreement.

7.7     Termination of Employment. Each Participant's SAR Award Agreement will set forth the extent to which the Participant will have the right to exercise the SAR following the Participant's Termination of Employment. Such provisions will be determined in the sole discretion of the Committee, will be included in the applicable Award Agreement, need not be uniform among all SARs or for all Participants, and may reflect distinctions based on the reasons for the Participant's Termination of Employment.

7.8     Nontransferability of SARs. No SAR may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant will be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Section 8. Restricted Stock

8.1     Grant of Restricted Stock. Subject to the terms of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts and upon such terms as the Committee determines.

8.2     Restricted Stock Agreement. Each Restricted Stock grant will be evidenced by a Restricted Stock Award Agreement that specifies the Restriction Period, the number of Shares of Restricted Stock granted, and such other terms as the Committee determines.

8.3    Nontransferability. Except as provided in this Section 8, the Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Restriction Period, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant will be available during his or her lifetime only to such Participant (or the Participant's legal representative) for the Restriction Period.

8.4     Other Restrictions.

(a)     Subject to Section 10, the Committee will impose such other conditions or restrictions on any Shares of Restricted Stock granted under the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (SCANA, Company wide, divisional, or individual), time-based restrictions on vesting following the attainment of the performance goals, or restrictions under applicable federal or state securities laws.

(b)     Notwithstanding the foregoing, Shares of Restricted Stock that will vest no earlier than one year after the date of grant, subject to acceleration of vesting, as may be specified by the Committee in its sole discretion in the terms of any Restricted Stock Award Agreement upon the occurrence of a specified event.

(c)     The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to the Shares have been satisfied.

(d)     Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock Award will become freely transferable by the Participant after the last day of the applicable Restriction Period.

8.5    Voting Rights. Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Restriction Period.

8.6    Dividends and Other Distributions. During the Restriction Period, Participants holding Shares of Restricted Stock may be credited with regular cash dividends with respect to such Shares or the Committee may apply any restrictions to the crediting of dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the crediting of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception. Notwithstanding anything to the contrary in the Plan, dividends accrued on Restricted Stock will be paid only if the Restricted Stock vests.

8.7     Termination of Employment. Each Restricted Stock Award Agreement will set forth the extent to which the Participant will have the right to vest in Restricted Stock following the
Participant's Termination of Employment. Such provisions will be determined in the sole discretion of the Committee, will be included in the applicable Award Agreement, need not be uniform among all
Shares of Restricted Stock or for all Participants, and may reflect distinctions based on the reasons for termination; provided, however, that, except in the cases of a Termination of Employment connected with a Change in Control and a Termination of Employment by reason of death or Disability, the vesting of Shares of Restricted Stock that qualify for the Performance-Based Exception and that are held by Covered Employees will occur at the time the vesting otherwise would have, but for the Termination of Employment.

Section 9. Restricted Stock Units

9.1     Grant of RSUs. Subject to the terms of the Plan, the Committee, at any time and from time to time, may grant RSUs to Participants in such amounts and upon such terms as the Committee determines.

9.2     RSU Agreement. Each RSU grant will be evidenced by a Restricted Stock Unit Award Agreement that specifies the Restriction Period, the number of RSUs granted, and such other terms as the Committee determines.

9.3     Value of RSU. Each RSU will have a value that is equal to 100% of the Fair Market Value of a Share on the date of grant.

9.4     Vesting of RSUs. Unless the Award Agreement provides otherwise, RSUs will vest 100% upon the third anniversary of the grant date, subject to the Participant's continued employment with the Company through the vesting date. Except as otherwise provided in Section 9.5 or as provided in the Participant's Award Agreement, if the RSUs have not fully vested as of the date of the Participant's Termination of Employment, the RSUs will be forfeited.

9.5     Termination of Employment Due to Death, Disability, or Retirement. In the event of a Participant's Termination of Employment on account of the Participant's death, Disability, or Retirement prior to the date on which the RSUs would otherwise have vested under Section 9.4, the RSUs will vest as of the date set forth in the applicable Award Agreement.

9.6     Form and Timing of Payment of RSUs. Payment of RSUs will be made in a single lump sum cash payment as soon as administratively practicable after the applicable vesting date, and in any event payment will be made by no later than March 15 of the calendar year following the year in which the applicable vesting date occurs. The amount of the payment will be equal to 100% of the Fair
Market Value of the RSUs on the vesting date.

9.7    Dividend Equivalents. Each RSU will be credited with an amount equal to the dividends paid on a Share between the grant date of the RSU Award and the date the value of the RSUs is paid to the Participant (if at all). Dividend equivalents will vest, if at all, upon the same terms and conditions governing the vesting of the related RSUs. Payment of the dividend equivalents will be made (if at all) at the same time as payment of the related RSU and will be made without interest or other adjustment. If the RSUs are forfeited, the Participant will have no right to dividend equivalents.

9.8    Nontransferability. RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

14

Section 10. Performance Units and Performance Shares

10.1 Grant of Performance Units/Shares. Subject to the terms of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee determines.

10.2 Value of Performance Units/Shares. Each Performance Unit will have an initial value that the Committee establishes at the time of grant. Each Performance Share will have an initial value equal to 100% of the Fair Market Value of a Share on the date of grant. The Committee will set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units or Performance Shares that will be paid out to the Participant.

10.3 Earning of Performance Units/Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the Participant who holds Performance Units or Performance Shares will be entitled to receive payout on the number and value of Performance Units or Performance
Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. For purposes of this Section
10, the time period during which the performance goals must be met, which period will not be less than one year, will be the "Performance Period."

10.4 Form and Timing of Payment of Performance Units/Shares.

(a)     Payment of earned Performance Units and Performance Shares will be made in a single lump sum following the close of the applicable Performance Period, and in any event not later than March 15 of the calendar year following the year in which the Performance Period ends. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination of cash and Shares) that have an aggregate Fair Market Value equal to the value of the earned Performance Units and Performance Shares at the close of the applicable Performance Period. Shares may be granted subject to any restrictions the Committee deems appropriate.

(b)     At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares that have been earned in connection with grants of Performance Shares that have been earned, but not yet distributed to Participants.

10.5 Termination of Employment Due to Death, Disability or Retirement. In the event of a Participant's Termination of Employment on account of death, Disability, or Retirement during a Performance Period, the Participant will receive a payout of the Performance Units or Performance Shares, as specified in the Participant's Award Agreement; provided, however, that with respect to a Participant who incurs a Termination of Employment connected with a Change in Control or on account of Retirement or Disability during a Performance Period, payments will be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

10.6 Termination of Employment for Other Reasons. In the event of a Participant's
Termination of Employment for any reason other than those reasons set forth in Section 10.5, all

Performance Units and Performance Shares will be forfeited by the Participant unless determined otherwise by the Committee and set forth in the Participant's Award Agreement.

10.7 Nontransferability. Performance Units and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan with respect to Performance Units and Performance Shares will be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Section 11. Performance Measures

The performance measures to be used for purposes of determining the degree of payout and/or vesting with respect to Awards to Covered Employees that are designed to qualify for the Performance-Based Exception, which may be measured based on the attainment of specific levels of performance at the SCANA level, at a subsidiary level, or at an operating unit level, will be chosen from among the following performance measures:

(a)     Profits, including operating income, earnings before or after income and/or taxes, net earnings or net income (before or after taxes), net operating profit (before or after taxes), basic or diluted earnings per share (before or after taxes), residual or economic earnings, economic profit, and gross profit or gross profit growth;

(b)     Cash flow, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating cash flow, free cash flow, free cash flow with or without specific capital expenditure targets or range (including or excluding divestments and/or acquisitions), total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on capital, or cash flow return on investments (which equals net cash flow divided by owners' equity);

(c)     Return measures, including profits or cash flow return on assets, capital, invested capital, equity, and/or sales, economic value added, and other value added measures;

(d)         Working capital, including working capital targets, and working capital divided by sales;

(e)     Profit margins, including profits divided by revenues, gross margins, operating margins, and material margins divided by revenues;
(f)     Liquidity measures, including debt-to-capital, debt-to-EBITDA, and total debt ratio;
(g)     Sales growth, gross margin growth, cost initiative and share price metrics, including revenues, revenue growth, gross margin and gross margin growth, material margin and material margin growth, share price, share price appreciation, total shareholder return (including total shareholder return as compared to various stock market indices), sales and administrative costs divided by sales, and sales and administrative costs divided by profits; and

(h)     Strategic initiative key deliverable metrics, including product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, improvements in capital structure, budget and expense management, productivity ratios, expense targets, operating efficiency, enterprise value, safety record, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals related to acquisitions or divestitures of subsidiaries, affiliates, and joint ventures.

Any one or more of the performance measures may be used on an absolute or relative basis, as the Committee deems appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate.

The Committee shall establish the objective performance goals applicable to Performance Units and Performance Shares, including, to the extent the Committee determines, from among the performance measures set forth in this Section 11, for the earning of Performance Units and Performance Shares based on a Performance Period in writing prior to the beginning of the applicable Performance Period or, to the extent the Award is designed to qualify for the Performance-Based Exception, at such later date as permitted under Section 162(m) of the Code and the applicable regulations and while the outcome of the performance goals are substantially uncertain.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception, and that are held by a Covered Employee, may not be adjusted upward (the Committee will retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that will not qualify for the Performance-Based Exception, the Committee may make such grants to any Eligible Employee (including any Covered Employee) without satisfying the requirements of Code Section
162(m).

In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no payment under the Award will be made prior to the time that the Committee certifies in writing, by passing a written resolution, that the performance measure has been satisfied. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date the Award was granted.

Section 12. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation will revoke all prior designations by the same Participant, will be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death will be paid to the Participant's estate.

Section 13. Rights of Employees

13.1     Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant's employment or service in any capacity with the Company at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

13.2     Participation. No Eligible Employee will have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

Section 14. Change in Control

Notwithstanding any provision of the Plan to the contrary, in the event of a Participant's Termination of Employment without Cause or for Good Reason during the 24-month period following a Change in Control: (a) all Options and SARs will become immediately exercisable as of the date of such Termination of Employment with respect to 100% of the Shares subject to the Options or SARs, as applicable; (b) with respect to Awards of Restricted Stock and RSUs, the Restriction Period will expire immediately as of the date of such Termination of Employment with respect to 100% of the Shares of Restricted Stock or RSUs, as applicable; and (c) with respect to Awards of Performance Shares and Performance Units, all performance measures or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant's Termination of Employment.

Section 15. Amendment, Modification and Termination

15.1     Amendment, Modification and Termination. Subject to the terms of the Plan, the
Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part for any purpose that the Committee deems appropriate and that is otherwise consistent with Code Section 409A; provided, however, no amendment will, without shareholder approval, (a) increase the total number of Shares that may be issued under the Plan or the maximum awards under the Plan as set forth in Section 4.1; (b) modify the requirements as to eligibility for benefits under the Plan; or (c) reduce the Option Price or grant price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an Option Price or grant price, as applicable, that is less than the exercise price of the original Options or SARs.

15.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that, unless the Committee determines otherwise at the time such adjustment is considered, no such adjustment will be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Code Sections 162(m) and 409A.

15.3     Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 15.2), no termination, amendment, or modification of the Plan will adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

15.4    Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under the Plan to Covered Employees will comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 15, make any adjustments it deems appropriate.

Section 16. Withholding

16.1     Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

16.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having SCANA withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections will be irrevocable, made in writing, and signed by the Participant, and will be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Section 17. Indemnification

Each person who is or will have been a member of the Committee, or of the Board, will be indemnified and held harmless by SCANA against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with SCANA's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give SCANA an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under SCANA's Articles of lncorporation or Bylaws, as a matter of law, or otherwise, or any power that SCANA may have to indemnify them or hold them harmless.

Section 18. Successors

All obligations of SCANA under the Plan with respect to Awards granted under the Plan will be binding on any successor to SCANA.

Section 19. Legal Construction

19.1     Gender and Number. Except where otherwise indicated by the context, any masculine term used in the Plan also will include the feminine; the plural will include the singular and the singular will include the plural.

19.2 Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

19.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4     Securities Law Compliance. With respect to officers and directors of the Company subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws of the State of South Carolina.

Section 20. Code Section 409A

20.1     Although SCANA does not guarantee the particular tax treatment of any Award, Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Code Section 409A to the extent necessary to avoid adverse tax consequences under Code Section
409A and the Plan and any Award Agreement will be limited, construed and interpreted in accordance with such intent. In no event whatsoever will SCANA or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant as a result of Code Section
409A or any damages for failing to comply with Code Section 409A.

20.2     Notwithstanding anything in the Plan or in an Award Agreement to the contrary, the following provisions will apply to any Award granted under the Plan that constitutes "nonqualified deferred compensation" under Code Section 409A (a "Section 409A Covered Award"):

(a)     A Termination of Employment will not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a Participant's Termination of Employment unless that termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of the Section 409A Covered Award, references to a "Termination of Employment," "termination," "termination of employment" or like terms will mean "separation from service."

(b)     If the Participant is deemed on the date of the Participant's Termination of Employment to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B) and identified in accordance with procedures adopted by the Committee that reflect the requirements of

Code Section 409A(a)(2)(B) and applicable guidance thereunder, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment will not be made prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant's separation from service, and (b) the date of the Participant's death. All payments delayed pursuant to this paragraph will be paid to the Participant on the first day of the seventh month following the date of the Participant's separation from service or, if earlier, on the date of the Participant's death.

(c)     If a Change in Control constitutes a payment event with respect to any Section 409A Covered Award, the transaction or event described in Section 2.6 will constitute a Change in Control for purposes of the payment timing of the Section 409A Covered Award only if the transaction also constitutes a "change in control event," as defined in Treasury Regulations Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the Corporation has caused this SCANA Long-Term Equity Compensation Plan to be executed by its duly authorized officer this 19th day of February, 2015 to be effective as of the dates specified herein.

SCANA CORPORATION

By:	/s/Martin K. Phalen

Title: Senior Vice President, Administration

ATTEST:

/s/Gina Champion
Corporate Secretary